Exhibit 99.1

Corautus Genetics Reports an Update of its Therapeutic Development

Program and First Quarter Financial Results

Conference call to begin at 11:00 a.m. Eastern Time today

ATLANTA May 15, 2006 – Corautus Genetics Inc. (Nasdaq: VEGF), a clinical stage biopharmaceutical company dedicated to the development of new and innovative gene therapy products for the treatment of cardiovascular (severe angina) and peripheral vascular disease, today reported an update of its therapeutic development program and financial results for the three months ended March 31, 2006.

Richard E. Otto, President and Chief Executive Officer of Corautus, said, “As reported on April 10, 2006, Corautus terminated enrollment of patients in its GENASIS trial. However there is considerable information from the GENASIS trial yet to be learned. There were 295 patients with severe angina treated in the GENASIS trial, and with the support of a national team of investigators, we are continuing to gather, on a blinded basis, what we believe will be very important information on the patients.”

The Data Monitoring Committee (DMC) recommended the termination of enrollment in the trial after review of summary information on 220 patients with three month data related to the primary endpoint of an increase in exercise treadmill time (ETT) of 60 seconds over baseline. The DMC also reviewed summary ETT information on 135 patients with 6 month follow up data and 26 patients with 12 month follow up data. Mr. Otto continued, “While the results of this interim primary endpoint review was disappointing, we and our GENASIS trial steering committee believe the analysis of the complete trial database will offer important additional insights regarding any potential application of the VEGF-2 therapeutic in this difficult patient population. We are actively continuing to gather blinded results from patients on all efficacy endpoints including, SPECT nuclear scans, angina class and frequency, angina medication consumption, electrocardiographic (ECG) changes indicating ischemia and major adverse cardiac events (MACE), as well as exercise tolerance times, all of which will be analyzed.”

Mr. Otto continued, “We anticipate making a decision in the next several weeks regarding the timing of our clinical database lock and subsequent analysis and review of the collected data for efficacy endpoints and safety information. We look forward to analyzing this data and continuing our discussions with the FDA regarding the appropriate endpoint determination in the severe angina patient population. We are hopeful the information generated by this analysis may support the commencement of a Phase III clinical trial.”

He continued, “Additionally, we also have been working with Boston Scientific Corporation on the issues that led to the initial suspension of patient enrollment in the GENASIS trial and the subsequent clinical hold imposed by the FDA. In the next few weeks, we expect to submit our response to the FDA on the clinical hold that will address the safety concerns.

“The Corautus team remains focused and committed to our therapeutic development goals. We are now devoting resources to identify potential new indications for our therapeutic, including possible combinations with other therapeutics currently in development for severe coronary artery disease. We also are evaluating all of our strategic options including potential opportunities to add additional therapeutic development programs. We believe we have a successful and experienced team with unique skill sets and a strong group of clinical investigators across the nation.”

Financial Results

Corautus had cash, cash equivalents and short-term investments of $26,668,000 as of March 31, 2006. Corautus expects that its existing capital resources will be sufficient to fund its currently planned operations until around the end of the third quarter of 2007.

Revenues were $21,000 in the first quarter of 2006 and 2005, reflecting the amortization of a payment received from the sublicense of certain patents to Boston Scientific Corporation concurrent with their July 2003 investment in Corautus.

Research and development expenses for the first quarter of 2006 and 2005 were $3,709,000 and $3,340,000, respectively. This increase was primarily related to patient treatment, core lab and clinical research organization costs in addition to increased personnel costs related to the GENASIS clinical trial and non-cash stock-based compensation expense in 2006.

General and administrative expenses for the first quarter of 2006 and 2005 were $1,812,000 and $934,000, respectively. This increase was primarily due to costs associated with the terminated common stock offering in March 2006, the addition of 2 employees in 2006 over 2005, and non-cash stock-based compensation expense in 2006.

Interest income for the first quarter of 2006 and 2005 was $258,000 and $141,000, respectively. The increase in interest income was due to higher average balances and yields on cash equivalents and short-term investments in the first quarter of 2006 over the same quarter in 2005.

Interest expense for the first quarter of 2006 and 2005 was $243,000 and $173,000, respectively. The increase in interest expense was due to the timing of issuance of convertible notes payable to Boston Scientific Corporation. No payments of interest on any of the notes are due until the principal payments begin, which is five years from the date of issuance of each note.

For the first quarter of 2006, Corautus incurred a net loss of $5,485,000, or $.28 per share, compared with a net loss of $4,280,000, or $0.29 per share, for the comparable period of 2005.

Conference Call

Corautus will hold a conference call to discuss first quarter results and the progress of its therapeutic development program today beginning at 11:00 a.m. Eastern Time. Domestic callers may participate in the live conference call by dialing (888) 396-2356 and international callers may participate by dialing (617) 847-8709. The participant passcode for access to the conference is “Corautus”. To access the live webcast, please log onto the company’s website at www.corautus.com and go to the Investor Relations section.

Telephone and webcast replays of the call will be available approximately two hours after the completion of the call. Domestic callers can access the replay by dialing (888) 286-8010 and international callers should dial (617) 801-6888; the PIN access number is 56918015.

About Corautus Genetics

Corautus Genetics is a clinical-stage biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of cardiovascular (severe angina) and peripheral vascular disease. Corautus is developing and testing a gene therapy product candidate using the VEGF-2 gene to promote therapeutic angiogenesis in ischemic muscle. Corautus has a strategic alliance with Boston Scientific Corporation (NYSE: BSX) to develop, commercialize and distribute the VEGF-2 gene therapy products. For more information, please visit www.corautus.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements that address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our GENASIS clinical trial or any future trials, including the likelihood of obtaining positive data from such trials, potential benefits from manufacturing agreements, the potential benefits from previous clinical trials, potential benefits from Phase I trials we are supporting in the areas of critical limb ischemia and diabetic neuropathy, future results of operations or our financial condition, adequacy of funding, benefits from the alliance with Boston Scientific, research, development and commercialization of our product candidates, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products, approval of our product candidates, meeting additional capital requirements, and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ 2005 Annual Report on Form 10-K which was filed on March 20, 2006 amended by Corautus’ Form 10-Q for the period ended March 31, 2006 which was filed on May 15, 2006. All forward-looking statements included in this document are based on information available to Corautus on the date hereof, and Corautus assumes no obligation to update any such forward-looking statements.

Corautus Genetics Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$842,817	$1,636,601
Short-term investments	25,825,000	29,325,275
Prepaid and other current assets	409,158	443,234

Total current assets	27,076,975	31,405,110
Property and equipment, net	80,053	83,915
Other assets	28,262	22,388

Total Assets	$27,185,290	$31,511,413

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,758,062	$4,030,510
Deferred revenue, current portion	83,333	83,333

Total current liabilities	4,841,395	4,113,843

Notes and interest payable	16,361,452	16,118,464

Other	1,596	1,596
Deferred revenue, net of current portion	694,445	715,278

Total liabilities	21,898,888	20,949,181

Total stockholders’ equity	5,286,402	10,562,232

Total Liabilities and Stockholders’ Equity	$27,185,290	$31,511,413

Corautus Genetics Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues	$20,833	$20,833
Operating Expenses:
Research and development	3,709,110	3,339,518
General and administrative	1,812,070	933,809

Total costs and expenses	5,521,180	4,273,327

Loss from operations	(5,500,347)	(4,252,494)
Interest income	258,228	141,189
Interest expense	(243,124)	(173,369)
Other income, net	—	4,809

Net Loss	$(5,485,243)	$(4,279,865)

Basic and diluted loss per share	$(0.28)	$(0.29)

Number of weighted-average shares used in the computation of basic and diluted loss per share	19,704,122	14,674,536

CONTACTS:

Corautus Genetics Inc.	Lippert/Heilshorn & Associates
Michael K. Steele	Kim Golodetz (kgolodetz@lhai.com)
(404) 526-6212	(212) 838-3777
msteele@corautus.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100